As filed with the Securities and Exchange Commission on November 28, 2005

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL TECH APPLIANCES INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21/F., Citicorp Centre

18 Whitfield Road

Causeway Bay, Hong Kong

(Address of Principal Executive Offices)

2005 Employee Stock Option Plan

(Full Title of the Plan)

Calfee, Halter & Griswold LLP

1400 McDonald Investment Center

800 Superior Avenue

Cleveland, Ohio 44114-2688

(216) 622-8200

Attention: Matthew J. Klaben

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $0.01 par value per share (“Shares”)	1,800,000 Shares (1)	$3.88(2)	$6,984,000	$747.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional Shares that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on November 21, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company, previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2005; and

(b)	The description of the Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-14812), filed with the Commission on March 30, 1998.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents which by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to its Articles of Association and subject to British Virgin Islands law, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in connection with the execution of the duties of his office. No director or officer is liable for any loss or damage which may have been incurred by the Company in connection with the officers’ and directors’ execution of their duties or in relation thereto provided the director or officer acted honestly and in good faith with a view to the best interest of the Company and except for his own willful misconduct or negligence.

The Indemnification Sections of the Company’s Articles of Association provide, in relevant part, as follows:

“102.	Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer of, liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

103.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

104.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the proposes of these Articles, unless a question of law is involved.

105.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

106.	If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

107.

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.”

The Company maintains a directors’ and officers’ and company reimbursement insurance policy with ACE Insurance Limited. This insurance policy insures (i) the directors and officers against loss which they are legally obligated to pay, and (ii) the Company against loss which the Company is legally required or permitted to pay to directors or officers as advancements or indemnity, for claims arising against such directors or officers by reason of certain wrongful acts.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of November, 2005.

GLOBAL TECH APPLIANCES INC.

By:	/s/ John C.K. Sham
John C.K. Sham President and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each individual whose signature appears below constitutes and appoints Kwong Ho Sham, John C.K. Sham and Brian Yuen and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of November, 2005.

Signature	Title

/s/ Kwong Ho Sham Kwong Ho Sham	Chairman of the Board

/s/ John C.K. Sham John C.K. Sham	President, Chief Executive Officer and Director

/s/ Kin Shek Leung Kin Shek Leung	Acting Chief Financial Officer

/s/ Brian Yuen Brian Yuen	Director

/s/ Patrick Po-On Hui Patrick Po-On Hui	Director

/s/ Ken Ying-Keung Wong Ken Ying-Keung Wong

/s/ Barry J. Buttifant Barry J. Buttifant	Director

Authorized Representative in the United States:

/s/ Brian Yuen
Brian Yuen

EXHIBIT INDEX

Exhibit No.	Description

4.1	2005 Employee Stock Option Plan.

5.1	Opinion of Harney Westwood & Riegels as to the validity of the securities being offered.

23.1	Consent of Ernst & Young.

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).